U.S. GEOTHERMAL INC.
(formerly U.S. Cobalt Inc.)
1509 Tyrell Lane, Suite B,
Boise, ID
83706

ITEM 21

The wholly owned subsidiaries of U.S. Geothermal Inc. (GTH) are:

U.S. Cobalt (Colorado) Inc.
U.S. Geothermal (Idaho) Inc., referred to as Geo-Idaho